Exhibit 10.8

Outsourcing Agreement
(English Translation)

Party A: Sale and Marketing Publishing House

Party B: Henan Ruiguang Printing Co., Ltd.

In accordance with the Law of Contract of the People's Republic of China (the "PRC"), Party A and Party B entered into an agreement, pursuant to which Party A authorizes Party B to print and produce the Channel edition of China Marketing magazine. The agreement is subject to the following terms and conditions:

1.     The Channel edition of China Marketing is published one time each month, paper size, 96 pages for text, 32 color insert.

2.     Basic Information of the Channel edition:

1)     Size of the Magazine: 210mm x 285mm

2)     Color printing of cover page and all inside text

3)     Sensitive layer on the cover page

3.     Use of Pager:  (1)     Cover Page: 157g double-side halftone paper, 4+4 color

(2)     Text: 65g non-sensitive layer

(3)     Insert Page: 65g non-sensitive layer, 4+4 color

4.     Packaging and Binding: 50 copies per bundle

5.     Settlement Price: US$0.527/copy including text and cover page

6.     Date of shipment: Party A will submit all the articles to Party B at least 10 days fore the issue is published in each month. Publishing date of the issue is the 1st day of each month and the printing circle is 7 days.

7.     Party A is responsible for the sufficiency and accuracy of the documents relevant to any printing procedure. Otherwise, Party A will be fully responsible for any loss caused by its failure to do so.

8.     Party A is responsible to turn in clear and completed articles to Party B on time. The layout of the text shall be designed clearly and the wording shall be counted accurately.

9.     Party A is responsible to proof reading of the draft of all the articles. The time period of the proof is five days for the first proof reading, two days for the second proof reading and one day for the third proof reading.

10.    Party B will submit a written notice to Party A two days before the shipment of the final printing amount.

11.    Party A reserves the right to edit exceptional articles or pictures right before printing.

12.    The shipment date will be automatically postponed if Party A turns in the final version of the articles late than the date under Section 6.

13.    After the complete shipment of each issue, Party A shall pay off all the outstanding payment before the 10th of next month. If the payment is delayed over one month, Party A shall pay the penalty to Party B, which is 5% of the total over due amount plus the interest, rated as same as the commercial loan interest announced by a bank at the same period of time. Party B will also have the rights to terminate this contract if Party A fails to make the payment promptly.

14.    Party B must return the first draft to Party A five days after Party B receive all the final version of the articles. Party B must pick up and return the draft after the first, second and third proof reading, respectively, with no delay.

15.     Quality of the edition shall be in compliance with the general standard set by the Chinese Press and Publication Administration.

16.   The factory where Party B's facilities are located is deemed to be the place for the quality examination. Party B agrees to freely deliver the edition for Party A within the city of Zhengzhou. Party A reserves the right to seek the damages from Party B in accordance with the Contract Law at PRC for any delay of shipment or quality control problems caused by Party B.

17.   Party B shall only print out the amount of the magazine requested by Party A. Party B shall pay Party A 200% of the income obtained from any extra printing and selling of the magazine without the authorization of Party A.

18.   Party A reserves the right to seek the compensation from Party B for any loss or damage of the original copies of the article, pictures and drafts that directly caused by Party B.

19.   During the term of this contract, in the event that the wholesale price of paper is adjusted, Party A and Party B shall amend this agreement based on mutual agreement.

20.   During the term of this agreement, neither Party A nor Party B shall unilaterally make any changes or terminate this agreement. In the event that either party has to terminate the agreement because of certain reasonable causes, three months notice is required. The party that breaches the agreement shall pay to the other party 5% of total printing cost as well as to compensate the other party whatever the loss caused by the breach of contract.

21.   In any event that Party A stops publishing the edition, Party A is fully responsible to buy back the paper and other supply Party B prepared that would be otherwise used to print the magazine of Party A.

22.   The term of this agreement is from January 1, 2007 to December 31, 2007.

Party A: Sale and Marketing Publishing House
(Corporate Seal)
December 16, 2006

Party B: Henan Ruiguang Printing Co., Ltd.
(Corporate Seal)
December 16, 2006